Exhibit 8.1
List of material subsidiaries

Legal Entity	Country of Incorporation

100% owned subsidiaries of ASML Holding N.V.:
ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML Finance B.V.	Netherlands (Veldhoven)
ASML MaskTools B.V.	Netherlands (Veldhoven)
ASML Germany GmbH	Germany (Dresden)
ASML France S.a.r.l.	France (Montbonnot)
ASML (UK) Ltd.	UK (Paisley (Scotland))
ASML Israel (2001) Ltd.	Israel (Ramat-Gan)
ASML Ireland Ltd.	Ireland (Dublin)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Singapore Pte. Ltd.	Singapore
ASML Korea Co. Ltd.	Korea (Kyunggi-Do)
ASML Japan Co. Ltd.	Japan (Kawasaki-shi, Kanagawa-Ken)
ASML Shanghai International Trading Co. Ltd.	China/ Shanghai Free Trade Zone
ASML (Tianjin) Co. Ltd.	China (Tianjin)
ASML Taiwan Ltd.	Republic of China (Hsinchu)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Penang)
ASML US, Inc.	US (Delaware)

100% owned subsidiaries of ASML US, Inc.:
ASML Capital US, Inc.	US (Delaware)
ASML MaskTools Inc.	US (Delaware)
ASML Ventures 1, Inc.	US (Delaware)

100% owned subsidiaries of ASML Hong Kong Ltd.:
ASML Macau Commercial Offshore Ltd.	Macau